Exhibit 10.8

SHARE TRANSFER AGREEMENT

This Share Transfer Agreement (“Agreement”), dated February [__], 2022, among [Investor Name], (each of [__] and [__] an “Investor”, and collectively the “Investors”) and American Physicians LLC (the “Sponsor”).

RECITALS:

A. EDOC Acquisition Corp., a Cayman Islands exempted company (the “EDOC” or “SPAC”) will hold a special meeting of its shareholders (“Business Combination Meeting”) to consider and act upon, among other things, a proposal (the “Acquisition Proposal”) to adopt and approve certain proposed transactions pursuant to that certain EDOC has entered into an Business Combination Agreement and Plan of Merger, dated as of February [__], 2022 (the “Business Combination Agreement”), by and among EDOC and Calidi Biotherapeutics, Inc., a Nevada corporation ( “Calidi”) among others, which agreement provides for, among other things, the acquisition of Calidi by EDOC (such transactions, the “Business Combination”).

B. In the event that the SPAC believes it will not be able to consummate the Business Combination on or prior to February 12, 2022, SPAC intends to hold a special meeting of shareholders (the “Extension Meeting”) to approve, among other things, a proposal (the “Extension Proposal”) to amend SPAC’s amended and restated memorandum and articles of association to extend the date by which EDOC has to consummate a business combination (the “Extension”) from February 12, 2022 to August 12, 2022.

C. The Investors have agreed not to seek redemption of up to [__] class A ordinary shares (the “Subject Shares”) issued in SPAC’s initial public offering (“Public Shares”) upon the terms set forth herein.

IT IS AGREED:

1. Non-Redemption and Voting.

(a) The Investors hereby agree not to request redemption of any Subject Shares at the Extension Meeting and vote in favor of the Extension Proposal; provided, however, that the Investors shall not be prohibited from seeking redemption with respect to any other Public Shares held by the Investors at the Extension Meeting.

(b) Further, the Investors agree not to seek redemption of any Subject Shares at the Meeting to approve the Acquisition Proposal, subject to the terms of the executed Forward Purchase Agreement, and vote in favor of the Acquisition Proposal; provided, however, that the Investors shall not be prohibited from seeking redemption with respect to any other Public Shares held by the Investors at a Meeting to approve the Acquisition Proposal.

2. Net Long. During the term of this Agreement, Investor agrees to maintain a net long position of the SPAC’s securities and to acquire Subject Shares in connection with each of the Extension Meeting and Business Combination Meeting as set forth in that certain Forward Purchase Agreement between the parties, dated as of the date hereof.

3. Insider Stock Transfers. In consideration of the agreements set forth in Section 1 hereof:

(a) the Sponsor (or its designees) will transfer, within five (5) Business Days following the date of the Extension Meeting (the “Extension Meeting Date”), to the Investors, an aggregate of [__] of SPAC’s Class B ordinary shares (“Founder Shares”) beneficially owned by it (or its designees).

(b) If the Business Combination has not consummated by May 12, 2022, then for each monthly period from May 12, 2022 until August 12, 2022 that the Business Combination has not closed (each such monthly period, a “Month”), then SPAC shall cause to be paid to the Investor, at SPAC’s discretion, either (i) a cash amount of $0.05 per Subject Share not redeemed by the Investors, for an aggregate of up to $0.15 per Public Share, or (ii) or 0.034 Founder Shares per Subject Share not redeemed by the Investors to be transferred by the Sponsor (or its designees), for an aggregate of up to 0.1027 Founder Shares per share. Such payment(s) shall be made within five (5) business days following each of May 12, 2022, June 12, 2022, and July 12, 2022, to the extent that the Business Combination has not closed by such dates. The Sponsor hereby agrees to transfer Founder Shares to the Investors in accordance with this Section 3(B) if the SPAC elects for one or more of such payments to be made to the Investors to be made pursuant to clause (ii) hereof.

(c) Notwithstanding anything to the contrary herein, the number of Founder Shares transferred to the Investors shall not be subject to lock-up (except as set forth In the Insider Letter (defined below), earn-out, cut-back, reduction, mandatory repurchase, redemption or forfeiture for any reason, including (i) transfer of the Founder Shares to any person, (ii) concessions or “earn-out” triggers in connection with the negotiation of a Business Combination Agreement, (iii) or any other modification, without the Investor’s prior written consent. The Founder Shares shall be re-issued in the name of the Investors either in physical certificate form or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System, as directed by the Investors. The Sponsor hereby assigns to the Investors (x) its registration rights pursuant to that certain Registration Rights Agreement, dated as of November 9, 2020, with respect to the Founder Shares being transferred to the Investors hereunder, and (y) its rights and obligations pursuant to that certain Letter Agreement, dated as of November 9, 2020, with respect to certain restrictions and voting obligations relating to the Founder Shares being transferred to the Investors hereof (the “Insider Letter”). The Company consents to such assignment of registration rights to the Investors by the Sponsor and agrees that no provision of the Registration Rights Agreement or Insider Letter shall be amended in a manner adverse to the Investors without the written consent of the Investors. Each Investor will be subject to the terms of the Insider Letter (and related definitional, enforcement and general provisions), as if it were an original undersigned party thereto; provided; however, that if any provision of the Insider Letter is amended in a manner more favorable to the Investor (e.g., a shorter lock-up period), the Insider Letter shall be deemed amended with respect to the Investors but only to provide for such more favorable terms.

4. Representations of the Investors. Each Investor hereby represents and warrants to the Sponsor that:

(a) The Investor, in making the decision to receive the Founder Shares from the Sponsor, have not relied upon any oral or written representations or assurances from the Sponsor or any of SPAC’s officers, directors, partners or employees or any other representatives or agents, except as set forth in this Agreement.

(b) This Agreement has been validly authorized, duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery thereof by the other party hereto, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by the Investors do not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which the Investors are a party which would prevent such Investor from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which such Investor is subject.

(c) The Investor acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with the Investor’s own legal counsel and investment and tax advisors.

(d) Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed.

(e) The Investor is record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and have good title to, all of the Subject Shares, and there exist no liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions under the Securities Act)) affecting any such securities.

(f) There are no actions pending against the Investor or, to the Investor’s knowledge, threatened against the Investor, before (or, in the case of threatened actions, that would be before) any arbitrator or any governmental authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Investor of its obligations under this Agreement.

5. Sponsor Representations. The Sponsor hereby represents and warrants to the Investors that:

(a) This Agreement has been validly authorized, executed and delivered by it and, assuming the due authorization, execution and delivery thereof by the other party hereto, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by the Sponsor does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which the Sponsor is a party which would prevent the Sponsor from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which the Sponsor is subject.

(b) The Sponsor (or its designees) is the record and beneficial owner of the Founder Shares and will transfer them to the Investors immediately prior to the applicable Share Transfer Date free and clear of any liens, claims, security interests, options charges or any other encumbrance whatsoever, except for restrictions imposed by federal and state securities laws and the terms set forth in the Insider Letter.

(c) Neither the Sponsor not the Company have disclosed to the Investors material non-public information with respect to the Company or the Business Combination, other than any such information that shall be publicly disclosed by the Sponsor either by the issuance of a press release or the filing with the U.S. Securities and Exchange Commission a Current Report on Form 8-K, in each case, by 9:30 a.m., Eastern Time on the first Business Day immediately following the date that the Sponsor and Investors enter into this Agreement. Such public disclosure shall disclose the name of the Investors as having entered into the Agreement.

(d) Compliance with Other Instruments. The execution, delivery and performance by the Sponsor of this Agreement and the consummation by the Sponsor of this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to it, in each case (other than clause (i)), which would have a material adverse effect on the Sponsor or its ability to consummate the Business Combination.

(e) There are no actions pending against the Sponsor or the Company, to the Sponsor’s or the Company’s knowledge, threatened against the Sponsor or the Company, before (or, in the case of threatened actions, that would be before) any arbitrator or any governmental authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Investors of their obligations under this Agreement.

6. Disclosure; Exchange Act Filings. Promptly after execution of this Agreement, the Company will file a Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) reporting the execution of this Agreement. The parties to this Agreement shall cooperate with one another to assure that such disclosure is accurate.

7. Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and may be amended or modified only by written instrument signed by all parties. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, including the conflicts of law provisions and interpretations thereof.

9. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

10. Termination. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall become null and void and of no force and effect, and all parties shall be released from all obligations under this Agreement: (i) if the Business Combination is not consummated by August 12, 2022 or (iii) if SPAC does not reach substantially similar non-redemption or forward purchase agreements with other investors committing an aggregate of [2,200,000] Class A ordinary shares and notifies the Investors that such agreements have been executed on or prior to February 7, 2022. For the avoidance of doubt, if the Business Combination is not consummated by August 12, 2022 the Investors shall not be required to forfeit or transfer any Founder Shares already transferred to it pursuant to Section 3 herein.

11. Remedies. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law. It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement.

12. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assigned by either party without the prior written consent of the other party hereto.

13. Most Favored Nation. In the event the Sponsor enters into separate agreements with other investors in respect of the purchase of ordinary shares, before or after the execution of this Agreement, and subsequent non-redemption agreement, the Sponsor represents that the material terms of such other agreements are or will be no more favorable to such other investors thereunder than the terms of this Agreement are in respect of the Investors. In the event that another investor is afforded any such more favorable terms than the Investors, the Sponsor shall promptly so inform the Investors of such more favorable terms, and the Investors shall have the right to elect to have such more favorable terms included herein, in which case the parties hereto shall promptly amend this Agreement to effect the same. For the avoidance of doubt, if the Sponsor transfers or sells Founder Shares to another investor and that investor also executes a non- redemption agreement or forward share purchase agreement substantially similar to this Agreement, the Investors shall be notified of such agreement and have the right to amend the terms of this Agreement to match the more favorable terms and/or the Investors shall have the right elect to have such terms included herein

14. Indemnification. The Sponsor and the Company (referred to as the “Indemnitors”) shall both agree to indemnify the Investors and their respective officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable and documented out-of-pocket outside counsel fees, incurred as a result of any claim, suit or proceeding, whether civil, criminal, administrative or arbitrative brought against the Sponsor or Company that makes any Investor a party, or brought against the Investors in relation to this Agreement.

16. Notification. The Sponsor and/or Company shall promptly notify the Investors of the occurrence of any event that would make any of the representations and warranties of the Sponsor and/or Company untrue or incorrect at any time between the date of this Agreement and the consummation of the Business Combination.

17. SEC Filings. None of the Company’s reports and other filings with the U.S. Securities and Exchange Commission, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

17. Trust Fund Waiver. Each Investor acknowledges that EDOC has established a trust account (“Trust Account”) for the benefit of EDOC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances as described in the SEC Reports. Each Investor further acknowledges and agrees that EDOC’s sole assets consist of the cash proceeds of EDOC’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. Each Investor (on behalf of itself and its affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account and any funds contained therein for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided, however, that nothing herein shall serve to limit or prohibit the Investors’ right to pursue a claim against the Company for (i) legal relief against monies or other assets held outside the Trust Account or assets released from the Trust Account and remaining after distribution to public shareholders following the consummation of a business combination or (ii) specific performance or other equitable relief in connection with the consummation of the transactions contemplated by this Agreement so long as such claim would not affect EDOC’s ability to fulfill its obligation to effectuate redemption of public shares as described in the SEC Reports. Notwithstanding the foregoing, nothing in this Section 17 shall be deemed to limit any Investor’s right, title, interest or claim to any monies in connection with distributions from the Trust Account with respect to any Public Shares then held by such Investor pursuant to any liquidation rights relating to the Public Shares in the event that SPAC ceases all operations and dissolves the Company prior to closing a Business Combination.

18. Inconsistent Agreements. Investors hereby covenant and agree that, except for this Agreement and any other forward share purchase agreement that the Investor may enter into with the SPAC, each (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Subject Shares and (b) shall not grant at any time while this Agreement remains in effect a proxy, consent or power of attorney with respect to the Subject Shares.

19. Covenants of Investors. Each Investor hereby: (a) agrees to promptly notify the Company and SPAC to comply with relevant SEC disclosure requirements or to confirm the fulfillment of the Investor’s obligations pursuant to Section 2 herein, upon the reasonable request of the Company or SPAC, of the number of any new securities acquired by such Investor after the date hereof until the closing of the Business Combination (any such new securities being subject to the terms of this Agreement as “Public Shares” but not Subject Shares, as though owned by the Investor on the date hereof); provided that any such requests shall only be made from time to time as may be reasonably needed to effect the Extension or the Business Combination, as the case may be; (b) agrees to permit SPAC and the Company to publish and disclose Investor's identity, ownership of the Public Shares and the nature of Investor's commitments, arrangements and understandings under this Agreement, and, if deemed appropriate by SPAC or the Company, a copy of this Agreement, in (i) the Registration Statement/Proxy Statement, (ii) any Form 8-K or 6-K filed by the Company or SPAC with the SEC in connection with the execution and delivery of the Business Combination Agreement and the Registration Statement/Proxy Statement, and (iii) any other documents or communications provided by SPAC or the Company to any governmental authority or to security holders of SPAC, in each case, to the extent required by the federal securities laws or the SEC or any other securities authorities.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPONSOR:

By:
Name:
Title:

COMPANY:

By:
Name:
Title:

[INVESTOR NAME]:

By:
Name:
Title:

[INVESTOR NAME]:

By:
Name:
Title:

[Signature Page to the Share Transfer Agreement]